Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Perception Capital Corp. II (ROC # 370545) (the "Company")

TAKE NOTICE that at an extraordinary general meeting of the shareholders of the Company held on 28 October 2022, the following special resolution was passed:

"RESOLVED as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the company be amended by:

(a) amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination by 12 months from the consummation of the IPO (or within 18 months from the consummation of the IPO if such date is extended by the Sponsor as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following:

“In the event that the company does not consummate a Business Combination by May 1, 2023, or such later time as the Members may approve in accordance with the Articles, the company shall:”;

and

(b) amending Article 49.8(a) by deleting the words:

“within 12 months from the consummation of the IPO (or up to 18 months if such date is extended as described in the prospectus relating to the IPO)”

and replacing them with the words:

“by May 1, 2023”."

/s/ Stephanie-Ann Whittaker

Stephanie-Ann Whittaker

Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 28th day of October 2022